EXHIBIT 99.1 Press Release Dated March 1, 2006

WORLD WIDE MOTION PICTURES CORPORATION REPORTS CLOSING OF SHARE EXCHANGE TRANSACTION
LOS ANGELES--(BUSINESS WIRE)--March 1, 2006--World Wide Motion Pictures Corporation (OTCBB:WWMO - News) and Buckeye Ventures, Inc. (Buckeye) announced today that their proposed Share Exchange Agreement (Reverse Acquisition), which was reported in previous press releases, closed on February 22 and includes certain agreements effective March 1.

Founded in 1977, World Wide Motion Pictures Corp. is a diversified company, with shareholders throughout the world, which is primarily involved in the development, financing, production and distribution of feature films, documentaries, short subjects, industrials and television productions. WWMO's industry executives and Board members have produced, distributed and consulted on a wide variety of film and television projects, earning Academy Awards, Emmy Awards and prizes from world film festivals.

With shareholder approval, WWMO and Buckeye completed the Share Exchange transaction, which results in Buckeye obtaining fully reporting publicly held status through WWMO's original structure trading on the OTC Electronic Bulletin Board. WWMO will continue its business operation unencumbered as a wholly owned subsidiary.

"All of us at World Wide and Buckeye have been working aggressively and diligently for over a year toward the conclusion of this exciting diversified enterprise and substantial opportunity to increase shareholder value," said Paul Hancock, WWMO's President/CEO, and Alan Mintz, Buckeye's Chairman/CEO, in a joint statement. Added Hancock and Mintz, "We are enthusiastic about building a consistent revenue producing business from the growing home services industry."

Buckeye was formed for the purpose of acquiring and operating businesses in the Retail Home Services Industry, with the objective of creating a national brand for the consumer in a space where there is no established recognizable national name. Buckeye has committed to an acquisition schedule and has already begun to acquire residential service companies, with plans to become a significant player in the HVAC (heating, ventilation and air conditioning) and plumbing sectors by providing many small and mid-sized local and regional operators with the opportunity to become part of a growing national conglomerate that is a publicly held company.

Buckeye believes these low risk, high margin businesses will benefit from best practices and synergies of multiple locations and realize significant appreciation in a relatively short period of time. "Given the current fragmentation, I am convinced that this $100 billion market is ripe for consolidation," said Mintz. Throughout his years in the industry, Mr. Mintz has been responsible for the acquisition of over 100 HVAC/plumbing service companies representing more than $500 million in annual revenue. Mr. Mintz plans to use his extensive industry knowledge in building Buckeye into a national brand and to that end has assembled a highly experienced management team that includes operators and executives of large multi-location companies in this industry.

Any forward-looking statements contained in this release reflecting management's best judgment based on factors currently known involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors including but not limited to WWMO's and Buckeye's ability to enter into various financing programs, roll-up business acquisitions, competition from other companies, acquisition of suitable motion pictures, and the performance of films in general licensed by WWMO.

Contacts: Buckeye Ventures, Inc. Larry Weinstein, 949-230-9229 World Wide Motion Pictures Corporation Jeffrey Caruana, 714-960-7264